UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension
          of Duty to File Reports Under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934.

                       Commission File Number: 0 - 17198

               ML OKLAHOMA VENTURE PARTNERS, LIMITED PARTNERSHIP
            (Exact name of registrant as specified in its charter)

                             10830 E. 45th STREET
                             TULSA, OKLAHOMA 74146
                                (918) 663-2500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                 (Title of each class of securities covered by
                             this form)

                                     NONE
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the
                            duty to file reports:

        Rule 12g-4(a)(1)(i)        [X]     Rule 12h-3(b)(1)(ii)       [   ]
        Rule 12g-4(a)(1)(ii)       [ ]     Rule 12h-3(b)(2)(i)        [   ]
        Rule 12g-4(a)(2)(i)        [ ]     Rule 12h-3(b)(2)(ii)       [   ]
        Rule 12g-4(a)(2)(ii)       [ ]     Rule 15d-6                 [   ]
        Rule 12h-3(b)(1)(i)        [X]

 Approximate number of holders of record as of the certification or notice date: NONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, ML Oklahoma Venture Partners, Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                 ML OKLAHOMA VENTURE PARTNERS,
                                 LIMITED PARTNERSHIP



                                 By:  MLOK CO., LIMITED PARTNERSHIP,
                                      its Managing General Partner


                                 By:  MERRILL LYNCH VENTURE CAPITAL INC.,
                                      its General Partner

Dated: December 29, 2000         By:  /s/ James V. Caruso
                                      ---------------------------------
                                          James V. Caruso
                                          Executive Vice President